EXHIBIT 10.11

TVGoods	14044 Icon Blvd. Clearwater, FL, 33760 Tel. (727) 2513.2738 Fax (727) 330-7843 www.tvgoodsinc.com

Agreement

This Agreement (this “Agreement”) is executed this 23rd day of March, 2011, by and between Michael Cimino (“Mr. Cimino”) and TV Goods, Inc, its affiliates, parent companies, their directors, officers and employees in their corporate and individual capacity (“TVG”).

Whereas the Board of TVG has requested Mr. Cimino to resign his position on the Board of Directors of TVG and his position as Executive Director of TVG to assist the company in obtaining certain financing, subject to the terms and conditions hereof;

Whereas TVG wishes to accept Mr. Cimino’s resignation from its Board of Directors and his position as Executive Director of TVG subject to the terms and conditions hereof; and

Now Therefore, for and in consideration of the payment and of the promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Subject to the terms of this Agreement, effective as of March 23, 2011, Mr. Cimino hereby resigns his seat on the TVG Board of Directors and his position as Executive Director.  It is the intent of both Parties that they shall eventually enter into a new consulting agreement at some point in the future, the terms of that agreement shall be determined at a later date. Mr. Cimino shall make all appropriate filings required by Florida and United States Federal law within the required timelines upon the execution of this document.

2.

Upon execution of this Agreement, all optioned shares held by Mr. Cimino on the date prior to execution shall fully vest. Upon execution of this Agreement, Kevin Harrington will personally deliver one and one half million (1,500,000) shares to Mr. Cimino. Upon execution of this agreement, TVG shall deliver five hundred thousand (500,000) shares to Mr. Cimino, which shall vest on August 25, 2011; an additional five hundred thousand (500,000) shares shall be granted to Mr. Cimino and vest upon the commencement of a new written and signed consulting agreement between Mr. Cimino and TVG, said Agreement to commence no earlier than February 25, 2012, In addition to this delivery of common stack to Mr. Cimino TVG also agrees to pay Mr., Cimino or his designee six thousand ($6,000) dollars per month for a period of one year, on a bi-weekly basis, said period to have begun on February 25, 2011. Mr. Cimino agrees to send TVG a description of the duties he will perform for TVG until the two Parties enter into a more formal consulting agreement, that agreement to commence no earlier than February 25, 2012.

3.

Mr. Cimino irrevocably agrees with TVG that, from the date hereof until the sooner of thirty (30) calendar days after the effective date of TVG’s pending registration statement, or seven (7) months from the date that the Garden State funding transaction closes (tentatively scheduled for Thursday March 31, 2011), the undersigned will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of any shares of common stock or common stock beneficially owned, held or hereafter acquired by the undersigned on a trading market (this does not apply to private sales ) in an amount that is greater than the amount and volume allowable under Rule 144 and at a purchase price of no less than fifty ($0.50) cents per share (subject to adjustment for forward and reverse stock splits and the like) (the “Floor Sale Price Restriction”); provided however, that at such time that the purchasers in any pending financing shall no longer hold at least twenty five (25%) percent of the shares and additional securities, in the aggregate, the Floor Sale Price Restriction shall no longer be applicable. The agreements and terms of this financing, and any other documentation required to determine and/or define the 25% provision and its definitions, shall be made available to Mr. Cimino at his request, subject to confidentiality. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

4.

When TVG files an S-8 form with the Securities and Exchange Commission Mr. Cimino’s options shall be covered by that filing.

5.

TVG may pay to Mr. Cimino, additional incentives until such time as the Parties enter into a more formal consulting agreement, said incentives to be determined at a later date at a percentage to be determined at a later date as a commission for Mr. Cimino’s representation and selling of TVG products to the live home television shopping channel known as QVC and for his representation and closing of other revenue producing projects such as infomercials. Said commissions shall only be paid if the above tasks become a regular part of his responsibilities.

6.

During the period beginning February 25, 2011 and ending February 25, 2012 certain pre-approved expenses will be reimbursed by TVG, travel expenses between Philadelphia, PA and Tampa, FL will be reimbursed up to six hundred ($600) dollars per month if they have been pre-approved by TVG; other expenses including but not limited to mobile phone bills, train tickets, taxi fare, and parking expenses must be pre-approved by TVG and will be reimbursed by TVG up to five hundred ($500) dollars per month, Where practicable TVG’s credit card will be used for these expenses. Any excess above the five hundred ($500) dollars per month limit must be pre approved by TVG. Notwithstanding the above, all approved expenses incurred from 1/1/2011, by Mr. Cimino, up to the date of execution hereof, however, shall be paid In full to Mr. Cimino irrespective of the above caps, provided however the payment of those approved expenses shall be made only if Mr. Cimino presents evidence of such approved expenses.

7.

In return for the above described compensation each Party does hereby release, cancel, forgive and forever discharge the other Party and each of its predecessors, parent corporations, holding companies, subsidiaries, affiliates, divisions, successors, heirs, and assigns in all capacities whatsoever, including without limitation as an officer, director, employee, representative, designee, agent, and shareholder thereof, from all actions, claims, demands, damages, obligations, liabilities, controversies and executions, of any kind or nature whatsoever, whether known or unknown, whether suspected or not, which have arisen, or may have arisen, or shall arise by reason of any matter, cause or thing whatsoever, from the first day of the world, including this day and each day hereafter, and each Party does specifically waive any claim or right to assert any cause of action or alleged cause of action or claim or demand which has, through oversight or error, intentionally or unintentionally or through a mutual mistake, been omitted from this Release. Said release shall be granted by the Parties to each other for any and all agreements, whether oral or written, ever entered Into between the two Parties prior to the execution of this document. Each Party states that it has not intentionally withheld any potential material causes of action that have arisen prior hereto.

8.

The provisions of this Agreement must be read as a whole and are not severable and/or separately enforceable by either party hereto.

9.

The Parties agree not to make any public statements that disparage the other Parties, or their respective parents, subsidiaries, affiliates, employees, officers, directors, products or services.  Parties shall not publish, utter, broadcast, or otherwise communicate arty information, misinformation, comments, opinions, remarks, articles, letters, or any other form of communication, whether written or oral, regardless of its believed truth, to any person or entity (including, without limitation, any of the Parties’ shareholders, investors, customers, prospective customers, suppliers, and competitors, and any industry trade group) which is adverse to, reflects unfavorably  upon, or tends to disparage another Party, the technology, products, prospects, or financial condition of the other Parties, or any shareholder, officer, director, or employee thereof.

10.

The Parties acknowledge and agree that the other Party’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 of this Agreement may not be sufficient to avoid serious damage and, in recognition of this fact, the parties agree that in the event of such a breach or threatened breach, in addition to, and not in lieu of any other rights and remedies available to the aggrieved Party at law or equity, the aggrieved Party, without posting any bond and without the necessity of proving damages, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunctive or mandatory relief or any other equitable remedy which may then be available, without prejudice to any other rights and remedies which may be available at law or in equity.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day, month and year first set forth above.

PARTIES:

TI/Goods Inc.

Mr. Michael Cimino

/s/ Steve Rogai

/c/ Michael Cimino

Steve Rogai, CEO

Michael Cimino

Date:  March 28, 2011

Date: March 23, 2011

/s/ Kevin Harrington

Kevin Harrington, Founder and chairman

Date:  March 28, 2011

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